Exhibit 99.2

                                   No. 03-1410
================================================================================
                    In the Supreme Court of the United States

                                     -------

                       BANK UNITED, BANK UNITED CORP., AND
                       HYPERION PARTNERS L.P., PETITIONERS

                                       v.
                            UNITED STATES OF AMERICA
                                     -------

                      ON PETITION FOR A WRIT OF CERTIORARI
                      TO THE UNITED STATES COURT OF APPEALS
                             FOR THE FEDERAL CIRCUIT
                                     -------

                    BRIEF FOR THE UNITED STATES IN OPPOSITION
                                     -------


                                        PAUL D. CLEMENT
                                          Acting Solicitor General
                                          Counsel of Record

                                        STUART E. SCHIFFER
                                          Acting Assistant Attorney General

                                        DAVID M. COHEN
                                        JEANNE E. DAVIDSON
                                        LUKE LEVASSEUR
                                          Attorneys

                                          Department of Justice
                                          Washington, D.C. 20530-0001
                                          (202) 514-2217

================================================================================

    QUESTION PRESENTED
             Whether petitioners were entitled to more than $4.9 million in damages for the government's breach of contract on the facts of this case.

                                TABLE OF CONTENTS
                                                                            Page

Opinions Below................................................................1
Jurisdiction..................................................................1
Statement.....................................................................2
Argument......................................................................9
Conclusion...................................................................24

                              TABLE OF AUTHORITIES

CASES
BAILEY v. UNITED STATES, 341 F.3d 1342 (Fed. Cir. 2003),
        cert. denied, 124 S. Ct. 2412 (2004)..................................10
BLUEBONNET SAV. BANK v. UNITED STATES, 339 F.3d 1341
        (Fed. Cir. 2003)..................................................10, 21
CALIFORNIA FED. BANK v. UNITED STATES, 245 F.3d 1342 (Fed.
        Cir. 2001), cert. denied, 534 U.S. 1113 (2002).........................9
CALIFORNIA FED. BANK v. UNITED STATES, 54 Fed. Cl. 704
        (2002), appeals pending, No. 03-5070 (Fed. Cir.)......................10
CASTLE v. UNITED STATES, 301 F.3d 1328 (Fed. Cir. 2002),
        cert. denied, 539 U.S. 925 (2003).....................................10
COAST FED. BANK v. UNITED STATES, 323 F.3d 1035 (Fed.
        Cir. 2003)............................................................10
FAR WEST FEDERAL BANK v. OTS, 119 F.3d 1358 (9th Cir. 1997)...................14
GLENDALE FED. BANK v. UNITED STATES, 239 F.3d 1374
        (Fed. Cir. 2001)......................................................11
GLENDALE FED. BANK v. UNITED STATES, 54 Fed. Cl. 8 (2002),
        appeals pending, No. 03-5136, (Fed. Cir.).............................10
HOME SAVINGS v. UNITED STATES, 57 Fed. Cl. 694 (2003),
        appeals pending, No. 04-5020 (Fed. Cir.)..............................17
HUGHES COMMUNICATIONS GALAXY, INC. v. UNITED STATES,
        271 F.3d 1060 (Fed. Cir. 2001)........................................14
LANDMARK LAND CO. v. UNITED STATES, 256 F.3d 1365
        (Fed. Cir. 2001)......................................................10
LASALLE TALMAN BANK v. UNITED STATES, 317 F.3d 1363
        (Fed. Cir. 2003)......................................................10

MOBIL OIL EXPLORATION & PRODUCING S.E., INC. v. UNITED
        STATES, 530 U.S. 604, 607-608 (2000)...................................9
UNITED STATES v. WINSTAR CORP., 518 U.S. 839 (1996)..........................2,9

STATUTES
Financial Institutions Reform, Recovery, and Enforcement
        Act of 1989, Pub. L. No. 101-73, 103 Stat. 183.........................3

OTHER AUTHORITIES
BLACK'S LAW DICTIONARY 904 (5th ed. 1979).....................................17
Restatement (Second) of Contracts (1981).................................9,16,17

                    In the Supreme Court of the United States

                                    -------

                                   No. 03-1410
                       BANK UNITED, BANK UNITED CORP., AND
                       HYPERION PARTNERS L.P., PETITIONERS

                                       v.
                            UNITED STATES OF AMERICA
                                     -------

                      ON PETITION FOR A WRIT OF CERTIORARI
                      TO THE UNITED STATES COURT OF APPEALS
                             FOR THE FEDERAL CIRCUIT
                                     -------


                    BRIEF FOR THE UNITED STATES IN OPPOSITION
                                     -------


OPINIONS BELOW
         The opinion of the court of appeals (Pet. App. 1a-16a) is not published in the FEDERAL REPORTER, but is REPRINTED in 80 Fed. Appx. 663. The opinion of the Court of Federal Claims on damages (Pet. App. 17a-61a) is reported at 50 Fed. Cl. 645. The order of the Court of Federal Claims (Pet. App. 62a-67a) denying the claims at issue in the petition for a writ of certiorari, which were raised after trial, is unreported. The initial decision of the Court of Federal Claims on liability (Pet. App. 68a-77a) is reported at 49 Fed. Cl. 1, and a subsequent order on liability (Pet. App. 78a-80a) is reported at 50 Fed. Cl. 327.


JURISDICTION

         The judgment of the court of appeals was entered on September 22, 2003. A petition for rehearing was denied on December 12, 2003 (Pet. App. 81a). On February 25, 2004, the Chief Justice extended the time within which to file a petition for a writ of certiorari to and including April 10, 2004, and the petition was filed on April 9, 2004. The jurisdiction of this Court is invoked under 28 U.S.C. 1254(1).


STATEMENT
         Petitioners, a savings and loan institution and its acquirers, filed this action in the Court of Federal Claims, asserting that the government had breached a WINSTAR-type contract and that they were entitled to expectancy damages under several alternative theories, the largest of which sought $560 million in claimed lost profits. See UNITED STATES v. WINSTAR CORP., 518 U.S. 839 (1996). The trial court ruled that petitioners were entitled to summary judgment on liability issues, and it awarded petitioners $8.8 million in costs that it found petitioners had paid to effect certain transactions that mitigated petitioners' other possible damages. The court of appeals held that the trial court had properly rejected a number of petitioners' damages claims, but it reversed part of the trial court's damages award, ruling that no evidence supported the finding that one of the transactions upon which the award was based constituted mitigation.


         This case involves an agreement between the acquirers of a savings and loan institution (or thrift) and the Federal Savings and Loan Insurance Company (FSLIC). In late 1988, Hyperion Partners L.P. negotiated and acquired substantially all of the assets and liabilities of a troubled thrift institution that became known as "Bank United." Pet. App. 21a-22a. Pursuant to the assistance agreement, FSLIC infused approximately two billion dollars into the thrift. ID. at 26a. Petitioners initially invested $90 million and agreed to raise an additional $110 million in subordinated debt within 180 days of the acquisition. ID. at 23a, 26a; C.A. App.

A4000531-A4000532, A4000673, A4000716, A4000739, A4000793.

         As in WINSTAR, the assistance agreement referred to several regulatory capital forbearances that, as the courts below held, were incorporated into the parties' contract. Under the agreement: (1) a capital forbearance permitted Bank United to operate pursuant to capital requirements that were initially lower than prevailing requirements and then increased (in a stair-step manner) until they reached prevailing capital requirements (which then became applicable); (2) the $110 million in subordinated debt could be included as regulatory capital; and (3) approximately $35 million (later restated to $30 million) in goodwill could also be included as regulatory capital and amortized over a 25-year period. Pet. App. 24a-25a, 28a-29a.

         In August 1989, several months after the Bank United acquisition was completed, Congress enacted the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), Pub. L. No. 101-73, 103 Stat. 183. "[T]he three breach impacts of FIRREA were (1) elimination of the ten-year capital forbearance agreement, (2) elimination of the authorization to count subordinated debt as regulatory capital and (3) significant shortening of the amortization period for supervisory goodwill." Pet. App. 48a.


         Although FIRREA changed the capital rules applicable to Bank United, neither the statute nor the related regulations caused the thrift "to lose or lose the use of any investable asset which it had at time of breach." Pet. App. 37a. Instead, at most, FIRREA reduced Bank United's "borrowing capacity" (I.E., its ability to borrow money to make investments). IBID. In other words, the new provisions constrained Bank United's maximum potential growth with the amount of capital previously invested, but additional capital infusions from the Hyperion limited partners or other capital-raising transactions could (and did) support additional growth and replace lost capacity. See ID. at 38a-39a, 52a-53a; see also Pet. 4-5.

         Both prior to and after FIRREA, petitioners operated Bank United as all their contemporaneous business plans indicated they intended. Pet. App. 45a-48a. Bank United fully implemented its business strategy, which focused on retail growth (expanding deposit-taking activities through acquisitions) supplemented with wholesale investments (purchasing loans and securities in the secondary market). In addition, FIRREA's creation and funding of the Resolution Trust Corporation, which sold assets and liabilities of failed thrifts during the early 1990s, enabled Bank United not only to fulfill its goal of building a retail franchise, but also to exceed its pre-FIRREA growth and profitability projections. ID. at 5a-6a, 45a, 53a-54a, 56a; C.A. App. A4001066.


         Bank United was able to exceed its growth and profitability projections while accomplishing another goal described in its business plans. Specifically, petitioners had repeatedly described their intention to operate the thrift in a "well-capitalized" manner, E.G., with capital ratios well in excess of prevailing capital requirements. Pet. App. 46a. Despite the breach, petitioners were able to meet that objective by engaging in two sets of mitigating transactions. First, petitioners effected a "debt-swap transaction" whereby the $110 million in subordinated debt was moved from the thrift level to the holding-company level, with the proceeds re-invested in Bank United as regulatory capital. ID. at 42a-43a. Second, on several occasions during 1990-1991, petitioners Bank United Corp. (the holding company of Bank United) and Hyperion Partners L.P., which owned Bank United Corp., (collectively, "petitioner-owners") called additional capital from Hyperion's limited partners and invested it in Bank United. ID. at 5a. Those transactions, in which an additional $35 million was invested in Bank

United, restored the thrift's borrowing capacity.1 Id. at 50a-54a. Petitioners also mitigated the effect of the breach by operating Bank United so as to leverage the thrift's capital more than they would have in the absence of the breach. ID. at 53a-54a.

         Petitioners filed suit in 1995, alleging that the enactment of FIRREA breached the contractual rights described above. The trial court held that the parties had entered a WINSTAR-type contract and that the government had breached that contract as a result of the enactment of FIRREA. Pet. App. 74a-80a.

         After a six-week damages trial, the trial court rejected petitioners' alternative damages methodologies. Pet. App. 18a, 35a-36a, 39a-40a. With respect to lost profits claims, the court found that petitioners' models were, among other things, "based upon inaccurate assumptions about [petitioners'] plans for growth of Bank United and * * * are filled with speculation upon speculation and thus do not establish lost profits with reasonable certainty." ID. at 36a. The trial court found that petitioners' remaining expectancy model, which was not based on lost profits and which purported to measure the cost to mitigate by raising capital at the time of the breach, was "grossly exaggerated" and "absurd on its face." ID. at 40a. In addition, and contrary to the petition (Pet. 5), the trial court REJECTED petitioners' contention that the breach "prevented [them] from earning the profits that they (and the government) expected at the time the contract was made." In fact, the court found that, although reductions in borrowing capacity could have "the POTENTIAL to cause economic harm" if a plaintiff were precluded from pursuing profitable investments, the evidence

--------
1       The trial court also found that an additional mitigating
transaction occurred on December 29, 1992, when Bank United sold $85.5 million in preferred stock, thereby increasing its capital. Pet. App. 49a-50a. Petitioners describe (Pet. 5, 8) that transaction as mitigation, even though the Federal Circuit reversed the trial court's ruling on that issue. Pet. App. 15a-16a; see pp. 21-22, INFRA.

in this case demonstrated that the "potential" never materialized, because petitioners were able to replace the borrowing capacity as needed and to pursue every investment opportunity they believed would be profitable. Pet. App. 38a &
n.11 (emphasis added); ID. at 54a-59a. In sum, the trial court expressly "conclude[d] that [petitioners] could have and, in fact, did mitigate damages potentially flowing from the enactment of FIRREA." ID. at 35a-36a.

         Because petitioners mitigated the breach's potential harm, the trial court ruled that the proper measure of damages was the cost of that mitigation--namely, the "cost of restoring the borrowing capacity (capital ratio) eliminated by FIRREA in a way that would allow Bank United to pursue its intended growth and profit-making plans." Pet. App. 38a. The court found that plaintiffs' 1990 debt-swap transaction, several "capital calls" to the investment partners during 1990 and 1991, and an $85.5 million issuance of preferred stock in December 1992 were mitigating transactions. ID. at 49a-53a. The court awarded plaintiffs $4.9 million for the costs associated with the debt-swap transaction and $3.9 million for the costs of the $85.5 million equity offering. ID. at 59a-60a.

         Petitioners then sought to amend the judgment and to reopen the record, contending that the trial court had failed to take into consideration evidence that their mitigation "cost" them an additional $161 million. The purported "costs" included: (1) the $35 million capital infusions into Bank United during 1990 and 1991; (2) a $57 million return that purportedly could have been earned on the $35 million, had it not been invested in Bank United; and (3) $69.3 million that Bank United paid in dividends to the shareholders of the preferred stock issued in December 1992. See Pet. App. 64a.

         The trial court denied petitioners' post-trial claims. First, the trial court rejected the $35 million claim because that amount was an "investment" made by petitioner-owners "in Bank United" that they "still have or have transferred," I.E., the money was either in the thrift or had been returned (by dividend) to petitioner-owners. Pet. App. 65a. Second, the court rejected petitioners' claim for a $57.1 million "return" on the $35 million investment because such an award would be a "duplication of whatever return [petitioners] have already received from their investment." IBID. And third, the trial court rejected petitioners' claim for the dividends paid upon the preferred stock because it found, as it had at trial, that such dividends are not an additional cost, but are instead "analogous to interest which the bank would have incurred" in any event on borrowed money that it would have obtained "had it * * * been able to use its preFIRREA borrowing capacity." IBID.


         Petitioners appealed the denial of each of their alternative expectancy damages and post-trial costs claims. The government filed a cross-appeal, contesting one aspect of the trial court's liability ruling and, with respect to damages, the $3.9 million award related to the December 1992 preferred stock offering. The Federal Circuit affirmed in part and reversed in part.

         The court of appeals affirmed the trial court's liability ruling and its rejection of petitioners' expectancy damages claims. Pet. App. 2a-9a. The court explained that "the trial court properly rejected" those damages theories because the "capital infusions from Hyperion allowed Bank United to [make investments] in the same manner and to the same extent that it would have absent the breach. In short, [petitioners sought damages related to] lost profits that the trial court correctly determined were not, in fact, `lost' at all." ID. at 9a.
         With respect to petitioners' three post-trial costs claims for the costs of mitigation, the Federal Circuit set forth at the outset the applicable legal rule: "Plaintiffs are entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA." Pet. App. 10a (quoting ID. at 59a). The court of appeals then examined the record and "the trial court's rationale for refusing to award" each of the purported mitigation costs. ID. at 13a; see ID. at 10a-14a.

         First, the Federal Circuit explained that the petitioner-owners' $35 million investments in Bank United during 1990-1991 were not compensable costs of mitigation. Those "capital infusions `not only restored borrowing capacity, but provided that much cash for the bank's growth' * * * [and thus] resulted in a net increase in the assets of Bank United in the amount of $35 million." Pet. App. 10a. Because "Bank United was worth an additional $35 million as a result of the net increase of its assets in that amount," the court of appeals held that petitioners did not incur a cost in that amount that was compensable as damages. ID. at 11a.

         Second, the court of appeals held that petitioners' $57.1 million claim for a 20% return on the 1990-1991 capital infusions did not represent a cost of mitigation. The court explained that, "in addition to * * * mitigating [the breach's] effect [by] restoring borrowing capacity, the infusions provided Bank United with an additional $35 million that itself could be invested and on which Bank United earned a return." Pet. App. 13a. Because petitioners "fail[ed] to demonstrate any difference between the rate of return [they already] earned on the $35 million that was infused and the rate of return that otherwise would have been earned" by investing the $35 million in alternative investments, their claim failed. IBID.

         Third, the court affirmed the denial of petitioners' claim for the dividend payments made upon the 1992 preferred stock issuance. The court of appeals explained that "[t]he trial court's finding that [petitioners'] mitigation costs associated with the 1992 preferred stock offering were restricted to transaction costs is consistent with testimony offered by the government's lead expert at trial." Pet. App. 14a. As it previously held in another WINSTAR case, the Federal Circuit ruled that acceptance of that expert opinion was not clearly erroneous. IBID.

         Finally, because petitioners "entirely failed to direct [the court of appeals'] attention to any evidence in the record demonstrating any effects of the breach" that the 1992 preferred stock offering could have mitigated --and "the trial court's extensive decision" did not explain "what such continuing effects might be" --the court of appeals granted the government's cross-appeal on damages and reversed the trial court's judgment with respect to the $3.9 million in costs related to the transaction. Pet. App. 16a.


ARGUMENT

         The judgment of the Federal Circuit is correct and does not conflict with any decision of this Court or any other court of appeals. Petitioners assert that the court of appeals' decision is part of a series of cases in which "the Federal Circuit consistently has denied standard remedies * * * [and] repeatedly has applied special rules to relieve the government of financial liability." Pet. 11. But the court of appeals did not refer to or rely in any way on any special rule applicable only in government contract cases. To the contrary, the court of appeals squarely rested its decision on the application of well-settled principles of contract law and held that the factual record from the damages trial in this case supported an award of $4.9 million as the true costs expended by petitioners in their successful effort to mitigate the effect of the breach of contract. Further review is unwarranted.


         Petitioners begin and end their arguments with a series of broad attacks on the Federal Circuit and its decisions inthe aftermath of this Court's WINSTAR decision. Pet. 10-15, 27-30. Their criticisms are unsubstantiated and unwarranted.

         Petitioners erroneously claim that the court of appeals has "created special rules limiting the economic consequences of the government's breach to the transaction costs of raising replacement capital." Pet. 27-28; see Pet. 11. No such special rule was created or applied.

         In this case and one other, the Federal Circuit affirmed the trial court's finding that the amount of transaction costs paid to raise capital in order to mitigate the effect of a breach constitutes the "true costs" of that transaction and, therefore, provided the appropriate damages award. Pet. App. 14a (citing CALIFORNIA FED. BANK v. UNITED STATES, 245 F.3d 1342, 1350 (Fed. Cir. 2001), cert. denied, 534 U.S. 1113 (2002) (CALFED)). Neither the decision in this case nor CALFED, however, resulted from application of a "special rule." Rather, the court of appeals in each case held that the trial courts had properly accepted the well-supported testimony of the government's expert regarding the costs of the capital-raising transactions.

         Contrary to petitioners' "special rule" argument, the Federal Circuit described the applicable legal rule in generally applicable terms that petitioners do not challenge: "Plaintiffs are entitled to recover their actual costs incurred in mitigation of the lost leverage capacity caused by FIRREA." Pet. App. 10a (quoting ID. at 59a). Indeed, that legal principle is embodied in Sections 347 and 350 of the Restatement (Second) of Contracts (1981), which petitioners recognize (see Pet. 16) are applicable and upon which both of the lower courts relied. Thus, contrary to the petition's assertion, the court of appeals applied the "long-standing rule that `[w]hen the United States enters into contract relations, its rights and duties therein are governed generally by the law applicable to contracts between private individuals.'" Pet. 12 (quoting WINSTAR, 518 U.S. at 895); see MOBIL OIL EXPLORATION & PRODUCING S.E., INC. v. UNITED STATES, 530 U.S. 604, 607-608 (2000).


         Relatedly, petitioners attempt to demonstrate the importance of the purported damages-related "special rule" by characterizing several Winstar-related rulings as cases in which "the Federal Circuit consistently has denied standard remedies that would have made private parties whole." Pet. 11 & n.1. That characterization is mistaken.2

         It is true that following this Court's WINSTAR decision, many of the WINSTAR-related plaintiffs advanced large damages claims against the government during proceedings in the Court of Federal Claims. Many of the claims were ultimately rejected in whole or in part.3

-------------------
2       Insofar as petitioners mean to suggest that the Federal Circuit's decisions in Winstar-related cases have uniformly favored the government, many of the cases cited by petitioner contradict that position. See LASALLE TALMAN BANK v. UNITED STATES, 317 F.3d 1363, 1371-1374 (Fed. Cir. 2003) (ruling for plaintiffs on some damages issues); BLUEBONNET SAV. BANK v. UNITED STATES, 339 F.3d 1341, 1356-1357 (Fed. Cir. 2003) (vacating judgment in government's favor on damages); LANDMARK LAND CO. v. UNITED STATES, 256 F.3d 1365, 1373 (Fed. Cir.
2001) (rejecting government's appeal of $21.5 million damages award); CALFED, 245 F.3d at 1350 (vacating summary judgment in favor of government and remanding for trial on lost profits).

3       Petitioners cite eight cases (Pet. 11 n.1) in which plaintiffs claimed "more than $5.1 BILLION at the trial level, and $2.4 BILLION at the appellate level, yet the final judgments * * * amount to a grand total of $21.5 MILLION." Petitioners' claims are misleading. Of the eight cases petitioners cite, only one has, to date, resulted in a "final" award in which the Federal Circuit ruled upon damages issues--and that case involved a restitutionary award that presented very different issues than are at issue in this case. LANDMARK LAND CO., 256 F.3d at 1371-1374. The three other cases that have proceeded to final judgment were resolved on standing or contract interpretation grounds, and they therefore did not involve "deni[al]" by the Federal Circuit of "standard remedies" (Pet. 11) for breach of contract. See CASTLE v. UNITED STATES, 301 F.3d 1328, 1332 (Fed. Cir. 2002), cert. denied, 539 U.S. 925 (2003); COAST FED.
BANK v. UNITED STATES, 323 F.3d 1035, 1038 (Fed. Cir. 2003) (en banc); BAILEY v. UNITED STATES, 341 F.3d 1342 (Fed. Cir. 2003), cert. denied, 124 S. Ct. 2412
(2004). Of the remaining, non- final cases, two involve trial court judgments totaling more than $400 million awarded on remand; those judgments are currently on appeal. GLENDALE FED. BANK v. UNITED STATES, 54 Fed. Cl. 8 (2002), appeals pending, No. 03-5136, (Fed. Cir.); CALIFORNIA FED. BANK v. UNITED STATES, 54 Fed. Cl. 704 (2002), appeals pending, No. 03-5070 (Fed. Cir.). Two of the cases are before the trial court on remand. LaSALLE TALMAN BANK, SUPRA; BLUEBONNET SAV. BANK, SUPRA. We note that petitioners' parenthetical descriptions mischaracterize several decisions. For instance, in GLENDALE FED. BANK v. UNITED STATES, 239 F.3d 1374, 1382 (Fed. Cir. 2001), the court reversed a restitution award and found that the government had received a benefit, but, contrary to petitioners' assertion (Pet. 11 n.1), the question whether a benefit was received was disputed and, in any event, the court held that "there is no proof of what in fact [the benefit] was worth."

Contrary to petitioners' contentions, those rulings do not demonstrate "open defiance of [this Court's] decisions" or an effort by the Federal Circuit to "systematic[ally] eviscerat[e]* * * WINSTAR plaintiffs' right to contractual remedies." Pet. 13, 27. Rather, the Federal Circuit rulings petitioners cite demonstrate that many of the WINSTAR plaintiffs presented unsubstantiated and highly inflated damages claims; various judges of the Court of Federal Claims found, in different cases, that the evidence presented by plaintiffs did not support those claims in whole or in part; and the Federal Circuit affirmed those rulings as not clearly erroneous.


         Petitioners contend (Pet. 12) that in the WINSTAR-related cases, "the Federal Circuit is undoing at the remedies stage what this Court already has decided on liability." This Court, however, did not consider damages in its Winstar decision. Winstar resolved only liability issues. The Court addressed the question of "the enforceability of contracts between the Government and participants in a regulated industry, to accord them particular regulatory treatment in exchange for their assumption of liabilities that threatened to produce claims against the Government as insurer." 518 U.S. at 843 (plurality opinion) (emphasis added). The Court concluded that "the terms assigning the risk of regulatory change to the Government are enforceable, and that the Government is therefore liable in damages for breach." IBID. No damages issue was presented to the Court, and neither the plurality opinion nor Justice Scalia's opinion reached any conclusion on the proper calculation of damages. Petitioners' assertion that subsequent damages decisions are somehow undermining this Court's Winstar liability decision is incorrect. Nor is there any reason to suppose that the

Federal Circuit would decline to give full effect to this Court's Winstar decision, since the Federal Circuit, sitting en banc, had itself found the government liable in Winstar, and this Court in turn affirmed that ruling. See 518 U.S. at 859-860.

         Petitioners argue (Pet. 13) that the Federal Circuit in this and other cases is guilty of a "continued misapprehension of the role of regulatory capital at the heart" of these cases. They contend that "[c]apital requirements are a constraint on the `borrowing capacity' of a thrift" and that "[c]ontractual capital was regulatory permission to borrow more without injecting more cash into the bank." Pet. 14. They also contend (Pet. 10) that the court of appeals' decision is "expressly premised * * * on the proposition that `regulatory capital' has no independent value." See also Pet. 29.

         Nothing in the Court of Federal Claims' or the Federal Circuit's decisions is inconsistent with petitioners' characterization of the function of regulatory capital as relaxing a constraint on the borrowing capacity of a thrift. The trial court recognized that, prior to the breach, the contracts relaxed the capital constraints on Bank United's ability to grow. The breach undid that relaxation and therefore required the bank to have more capital to support a given level of loans. Bank United's raising or infusing capital restored the pre-breach ability of Bank United to grow. Pet. App. 53a-55a. The court of appeals correctly held that Bank United was entitled to the transaction costs of raising that capital, which restored its capacity to grow to the extent petitioners desired. ID. at 9a-14a.

         Moreover, the courts below did not hold that contractual regulatory capital had "no value" (Pet. i) or "no independent value" (Pet. 10, 29). To the contrary, the trial court explained: "The value of leverage," which results from contractual regulatory capital, "is in the potential for profits. Leverage, of course, also has the potential for loss if rate spreads are negative, but when a bank loses even the opportunity to take that risk, something of value has been lost." Pet. App. 38a n.11. Ultimately, the trial court found (and the court of appeals affirmed as not clearly erroneous) that, to the extent necessary, petitioners were able to replace all necessary "opportunit[ies] to take * * * risk" through the debt-swap transaction and the cash infusions. IBID.; see ID. at 9a-14a. At that point, any theoretical claims related to an "independent value" of the regulatory capital promises became irrelevant.

         As further evidence of the court of appeals' claimed misunderstanding of the economics of these cases, petitioners refer (Pet. 14) to the court's purported holding that "`borrowing capacity' can be replaced by cash without economic consequence." But the court of appeals made no such holding; it held that the economic consequences required a damages award of almost five million dollars. Although $4.9 million may not be as much as petitioners sought, it is incorrect to contend that an award of that amount of money is "without economic consequence."

         The court of appeals correctly held that petitioners failed to demonstrate any compensable mitigation costs related to the $35 million in infusions into (I.E., investments in) Bank United during 1990-1991. It also properly denied petitioners' claim for an additional return on that investment.

         The damages claim for the amount petitioner-owners invested in Bank United during 1990-1991 was correctly denied, because the claimed $35 million was an investment in petitioner-owners' own thrift--an investment Bank United "still ha[s] or ha[s] transferred" to petitioner-owners in the form of dividend payments. Pet. App. 65a; see ID. at 11a. A plaintiff would not ordinarily be harmed by investing in its own business, if (as here) that investment increased the business's value (by an equal amount) and if the plaintiff continues to own the business or has otherwise captured its value. As the court explained, before the infusions, Hyperion's limited partners had the money; after the infusions (in which cash was invested in Bank United through the holding company structure), petitioner-owners controlled a thrift, "Bank United[, which] was worth an additional $35 million." IBID.4 A damages award to petitioners based on the investments whose value they retain would put petitioners in a substantially better position than they would have occupied absent the breach.

         The court of appeals' decision does not conflict with any decision of any other court. Indeed, petitioners have not cited a decision of any court in which a plaintiff was awarded as contract damages an amount of money it invested in its own business and continued to hold. The cases upon which petitioners do rely are easily distinguishable. In FAR WEST FEDERAL BANK v. OTS, 119 F.3d 1358, 1366 (9th Cir. 1997), the court "upheld an award of the entire cash infusion" (Pet. 20), but, unlike Bank United, the Far West thrift was seized after FIRREA and its owners did not retain control of their investment. In HUGHES COMMUNICATIONS GALAXY, INC. v. UNITED STATES, 271 F.3d

-------------------
4       Petitioners' contention (Pet. 20) that they somehow lost control of the investment as a result of the regulatory nature of the banking industry is both wrong and irrelevant. There is no support in the record for the assertion that the subjugation of thrifts to regulatory oversight means that the owners do not control them. (Bank United's management indisputably directed the thrift's operations and was repeatedly able to pay dividends to the petitioner-owners; indeed, the trial court's discussion of a "transfer[]" during the post-trial hearing referred to Bank United's return of $100 million in dividend payments to plaintiff-owners in 1996. Pet. App. 65a; C.A. App. A4000903, A4000940.) Nor is there any record support for the proposition that regulatory oversight of Bank United reduced in any way, much less eliminated, the value of petitioner-owners' $35 million investment. At bottom, even though regulatory oversight limits, to some degree, management's ability to operate the thrift, the framework of federal regulatory oversight has benefits for thrifts and their owners as well, and it does not in any event change the fact that the thrift's owners held a more valuable financial institution after the infusions.

1060, 1066 (Fed. Cir. 2001), the plaintiff was actually out-of-pocket the amount it paid for substitute performance, because it arranged a cover transaction with (and paid) a third-party to mitigate the effect of the breach. In contrast, petitioner-owners mitigated the breach in this case by investing money in their own thrift.5

         Petitioners argue (Pet. 20) that the court of appeals failed to consider what they assert to be "the indisputable fact that absent the breach they would have had BOTH the contractual capital and the cash capital."6 That argument too is mistaken. First, petitioners are mistaken in arguing that, in the absence of the infusions, they would have had both a thrift worth $35 million more and the money to invest elsewhere; to the contrary, in the absence of the infusions, the thrift would have been worth less, because it would have had $35 million less in tangible equity capital. Second, even if petitioners were correct that Hyperion's limited partners were harmed by not being able to invest the

-------------------
5       Petitioners argue (Pet. 17) that "no principle of law requires the non-breaching party to obtain IDENTICAL performance in order to mitigate or cover." The court of appeals did not, however, rest its decision on the lack of identity between the regulatory capital lost as a result of the breach and the capital petitioners invested to mitigate their damages. Rather, the court rested its decision on the ground that petitioners' investment in their own bank, on the facts of this case, mitigated any harm they would have suffered from the breach. See Pet. App. 10a-11a.

6       Petitioners contend that the court of appeals misunderstood the manner in which the mitigating infusions affected the thrift when it explained that "if the capital infusions replaced funds that would otherwise have been borrowed, they prevented Bank United from incurring a $35 million debt that it would eventually have been required to repay." Pet. 18 (quoting Pet. App. 11a). Petitioners argue (Pet. 18) that "[t]he undisputed evidence * * * was that the capital infusion was not made to replace `borrowed funds'; it was made to replace the contractual capital lost as a result of the government's breach." As the court concluded, however, "[w]hether the $35 million is assumed to have been invested or used to have replaced funds that otherwise would have been borrowed, the result is the same: Bank United was worth an additional $35 million as a result of the net increase of its assets in that amount." Pet. App. 11a.

$35 million elsewhere and have a thrift with the pre-FIRREA leverage capacity, no evidence was provided of lost investments by Hyperion's limited partners as a result of their infusion of the $35 million into Bank United. Without such proof, petitioners failed to support their claim. Third (and relatedly), the parties who were supposedly harmed by answering the capital calls were the Hyperion limited partners who made the additional investments. But those entities have never been parties to this lawsuit--the distinct legal entity, Hyperion Partners L.P., is a party--and thus cannot present claims for the alleged damages.

         The court of appeals also correctly affirmed the denial of petitioners' claim for an additional return on their $35 million investment in Bank United during 1990-1991. As the court explained, the $35 million was invested and earned a return for petitioners. Awarding them an additional return on those funds would grant them a windfall double return to which they are not entitled. Pet. App. 12a-13a, 65a.

         Petitioners argue (Pet. 21) that they should receive an additional return because "[t]he thrift would have made as much as it actually did AND petitioners would have had the earnings on the $35 million." That is mistaken. Had the $35 million not been invested in Bank United, the thrift would have earned less, because the infusions (as investable cash) reduced Bank United's borrowing costs, I.E., as a result of the infusion, the thrift had to borrow $35 million less to support its asset level than it otherwise would have. Simply put, petitioner-owners received a return on their $35 million investment; no legal principle entitles them to a second return.

         Petitioners attempt to bolster their claim for an additional return by referring to an inapplicable legal standard. They assert that "the correct measure of damages is the difference between the return earned on the $35 million actually infused into the bank due to the breach, on the one hand, and both the bank's actual return and the returns petitioners would have earned had they been able to deploy their $35 million elsewhere, on the other." Pet. 21. But comment "f" of Restatement (Second) of Contracts ss. 347 (1981) does not support the application of that legal standard in this case for at least two reasons. First, the "lost volume" discussion in the Restatement applies only when the transaction at issue "is not a substitute for the broken contract." Here, however, petitioners concede (Pet. 16) that "[t]he $35 million in cash infusion was a straightforward `cover' transaction." Second, petitioners failed to adduce any evidence that Hyperion's limited partners (I.E., the non-parties who actually invested the $35 million) were limited in making other investments. Accordingly, the court of appeals properly held that petitioners "fail[ed] to demonstrate any difference between the rate of return earned on the $35 million that was infused and the rate of return that otherwise would have been earned on alternative investments." Pet. App. 13a.7


         Petitioners' claims for recovery of the $35 million investment into Bank United during 1990-1991 plus an additional return on that investment do not present an important or recurring issue. In the remaining 56 WINSTAR-type cases pending before the Court of Federal Claims or the Federal Circuit, only a very few involve such post-FIRREA

-------------------
7       Petitioners contend (Pet. 21-22) that "[i]t is surpassingly odd that a party that successfully mitigates could be entitled to less relief * * * than a party that is unable to do so." They are mistaken. "Mitigation of damages" means to "minimize * * * damages after injury has been inflicted." BLACK'S LAW DICTIONARY 904 (5th ed. 1979). If a party can reduce damages through reasonable mitigating actions, the amount of damages it suffers (and its award) would logically be less than a plaintiff that is unable to mitigate (or reduce) a similar harmful effect of a breach. Indeed, if petitioners had chosen not to infuse capital, see Pet. 21, their damages would have been the same. Their recovery would have been capped at the costs of mitigation because "damages are not recoverable for loss that the injured party could have avoided without undue risk, burden or humiliation." Restatement (Second) of Contracts ss. 350 (1981).

capital infusions from (or through) a holding company that purportedly replaced contractual regulatory capital.8 And none of the plaintiffs in those cases assert, as petitioners do here, that they should be awarded as "damages" an amount of money they invested in their own thrift plus an additional return on that investment.

         Petitioners contend (Pet. 22-27) that they are entitled to $69.3 million in damages, which represents the amount of dividends Bank United paid, from 1993-1998, on preferred stock it issued on December 29, 1992. The court of appeals correctly reversed the trial court's damages award for costs related to Bank United's December 1992 preferred stock issuance.

         Initially, there is no evidence in the record that the December 29, 1992, preferred stock issuance constituted a mitigating transaction. Because of the manner in which the capital forbearance and the post-FIRREA capital regulations were structured (and interacted), any "adverse impact" of the breach on Bank United's leverage capacity ended on December 31, 1992, two days after the transaction. Pet. App. 28a-29a.9 The December 29 stock issuance was not shown to be a mitigating transaction because, as the court of appeals

-------------------
8       See, e.g., CALFED, 54 Fed. Cl. 704 (2002), appeals pending, No. 03-5070
(Fed.Cir.); HOME SAVINGS v. UNITED STATES, 57 Fed. Cl. 694 (2003), appeals pending, No. 04-5020 (Fed. Cir.); PALFED, INC. v. UNITED STATES, No. 95-496 (Fed. Cl.).

9       The effect of the breach of the capital forbearance ended on December
31, 1992, because, after that date, the leverage capacity afforded by the prevailing regulations was greater than that permitted by the capital forbearance (which, by its terms, then became inoperative). Pet. App. 41a. The effect of the subordinated debt breach had been mitigated before 1992 by the debt-swap transaction, and the breach related to the small amount of goodwill was immaterial to the damages claim. ID. at 41a-43a & n.13. At trial, petitioners never claimed that the December 1992 issuance was a mitigating transaction, and the contemporaneous evidence contradicts that position. E.G., C.A. App. A4000006.

concluded, petitioners "entirely failed to direct [the court of appeals'] attention to any evidence in the record demonstrating any effects of the breach extending beyond" December 31, 1992. ID. at 16a.10 That fact-bound ruling, which forecloses petitioners' claim for the costs of the dividends, does not warrant further review.

         Even if the December 1992 preferred stock issuance had been a mitigating transaction, the courts below correctly determined that the compensable cost of that transaction is limited to floatation costs.

         Petitioners argue (Pet. 24) that the trial court's decision concerning the costs of the transaction constitutes a "legal rul[ing]." That argument is based on petitioners' assertion that, in its initial award of transaction costs (Pet. App. 59a-60a) and in its statement during a hearing in which it denied petitioners' post-trial claim for the amount of the dividends paid on the preferred stock (ID. at 63a-64a), the trial court purportedly "made no credibility assessment or fact-specific determination" regarding the testimony on this issue, but instead "held that dividends did not constitute damages as a matter of law because they were `not . . . transaction costs.' " Pet. 23 (quoting Pet. App. 64a). Petitioners also assert (Pet. 23) that "the Federal Circuit reflexively cited its prior decision in CALFED and engaged in no further legal analysis."

         Petitioners' characterization of the decisions of the courts below is incorrect. At trial, one of the parties' principal disputes related to the proper measurement of the costs of raising capital to replace the regulatory capital promise, and much of the evidence presented by both parties

-------------------
10      Indeed, any adverse effect of the breach during 1992 as a whole was insignificant. Pet. App. 25a n.5, 41a. As of the beginning of 1992, only minor computational differences existed between the capital level required by the capital forbearance and the prevailing capital requirements. ID. at 25a n.5.

related to that factual question. The government's expert, the late Nobel-prize winning economist Dr. Merton Miller, testified that, contrary to the theory of petitioners' expert, Professor Stewart Myers, economics and finance literature uniformly demonstrates that the "costs" of raising capital are equal to transaction costs of between 1.6% and 13.2% of the amount of capital raised. C.A. App. A3000641, A1004240-A1004244. The trial court weighed the evidence, rejected Professor Myers' contrary opinion, and awarded transaction costs as the correct measure of damages. Pet. App. 59a-60a. During the post-trial hearing cited by petitioners, the trial court did not re-explain the evidentiary foundation for its ruling, but simply rejected petitioners' belated dividends claim for the same reason. ID. at 63a-64a.

         More importantly, the rulings of the trial court and court of appeals limiting the costs of the preferred stock issuance to floatation costs are correct. On the date of a securities issuance, a thrift (or any other business) receives cash (less transaction costs) with the expectation that, after discounting for risk and the time value of money, the thrift will pay a stream of dividends that, on the date of the issuance, is worth the amount of the cash received. That is why, contrary to his trial testimony, Professor Myers' textbook teaches that "it is difficult to find financing schemes with [net present values] significantly different from zero" (C.A. App. A2000249, A2000251, A1003230), I.E., to find transactions where the cash received exceeds the value of the cash stream sold to the investors.

         Petitioners argue that the damages must be measured "over the time [of the] contractual performance" and that the courts below erred by analyzing the effects of the preferred stock issuance on an EX ANTE basis, I.E., "[o]n the date of issuance." Pet. 23-24. Petitioners contend that, in an appropriate EX POST analysis, "[l]ooking back on the stream of payments made by Bank United over [time], dividends are a cost plain and simple." Pet. 24.

         Petitioners are mistaken. As explained above, there are two sides of the stock issuance transaction: (1) receipt of $85.5 million in cash by the thrift; and (2) the investors' expectation of the payment of dividends related to that cash. Those two sides have the same value EX ANTE because they are two sides of the same transaction. In other words, the securities issuer is selling a promise to pay dividends in the future, and that promise is being valued in the transaction at $85.5 million, which is the discounted (for time and risk) value of the dividend payments being promised.

         Petitioners' argument ignores half of the transaction: the money the issuer received. They argue (Pet. 24) that "[i]f the government had kept its capital promises, Bank United would not have had to issue the preferred stock, and would not have paid $69.3 million in dividends to new investors." But even if that were true (and, again, there was no evidence that the December 1992 preferred stock issuance constituted mitigation), petitioners cannot properly ignore the economic effect of the other half of the transaction, I.E., Bank United's receipt of $85.5 million when it issued the stock. After that issuance, Bank United was worth $85.5 million more; it had that much more to invest and to support (as capital) additional investments; and it earned a return on that capital that it would not have otherwise earned. Petitioners' attempt to obscure or ignore the EX POST beneficial effects of the capital raising transaction has no basis in economics or law.11

-------------------
11      Petitioners argue that the court of appeals' decisions in this case and in CALFED are inconsistent with its opinion in LASALLE. Further review would not be warranted to resolve that asserted intra-circuit conflict and, in any event, there is no such conflict. In LASALLE, the court of appeals stated that, to the extent dividends could be considered a cost, the amount of any award based on the payment of dividends would have to be reduced by the amount of actual benefits that resulted from the raising of capital. 317 F.3d at 1374-1375. Putting aside the myriad causation questions such an analysis (in which the court of appeals did not engage) would require, petitioners in this case failed to present any proof of the benefits they received from the use of the $85.5 million. Even under LASALLE, therefore, petitioners's claim for the entire value of the dividends they paid would have to be rejected.

         Petitioners contend (Pet. 24, 25) that the court of appeals' refusal to award the dividend payments as costs in this case is inconsistent with both (1) the award in this case of the incremental interest cost on the debt-swap transaction (which comprised much of the $4.9 million award), and (2) the Federal Circuit's decision in BLUEBONNET that the plaintiff was entitled to "incremental interest costs" paid in a mitigating transaction. Those transactions, however, were materially different from Bank United's 1992 preferred stock issuance. In sum (and this is an admittedly simplified explanation of the "complex" transaction in BLUEBONNET, 339 F.3d at 1346), in both Bank United's debt-swap and the BLUEBONNET mitigation transaction, the courts held that the breach caused PRE-EXISTING debt or equity to be renegotiated and that, as a result, a higher dividend or interest payment had to be made than would have been required in the absence of the breach. The courts below held that the incremental increase in interest or dividend payments paid on that pre-existing regulatory capital could constitute damages. The government did not agree with those rulings, because they ignore certain issues related to the differing risk characteristics of the securities. But those rulings surely do not govern a transaction, such as the December 1992 preferred stock issuance here, in which NEW capital was raised. As explained above, the courts have properly recognized that the benefits and costs of transactions raising new capital must be considered in tandem, and that such consideration results in the conclusion that dividend payments are not costs of mitigation.

CONCLUSION
         The petition for a writ of certiorari should be denied.

         Respectfully submitted.

                           PAUL D. CLEMENT*
                             Acting Solicitor General

                           STUART E. SCHIFFER
                             Acting Assistant Attorney General

                           DAVID M. COHEN
                           JEANNE E. DAVIDSON
                           LUKE LEVASSEUR
                             Attorneys


JULY 2004









------------------
* The Solicitor General is recused in this case.